To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Focus Universal Inc. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated  December 13, 2013, on the audited balance sheet of Focus Universal Inc. as of March 31, 2013 and the related statements of operations, changes in shareholders’ equity and cash flows for the period from December 12, 2012 (Inception) to March 31, 2013 and of our review report dated December 13, 2013 with respect to the unaudited balance sheet of Focus Universal Inc. as of September 30, 2013 and the related statements of operations, changes in shareholders’ equity and cash flows for the six month period ended September 30, 2013 and the period from December 12, 2012 (Inception) to September 30, 2013 which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Arvada, Colorado                                                                                              /s/Cutler & Co, LLC

December 23, 2013                                                                                         Cutler & Co. LLC

12191 W.64th Avenue, Suite 205B, Arvada, Colorado 80004         *         Phone: 303.968.3281        *        Fax: 303.456.7488       *        wwwcutlercpas.com